Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2017 Big Lots Inc Earnings Call EVENT DATE/TIME: December 01, 2017 / 1:00PM GMT

OVERVIEW:
Co. reported 3Q17 net sales of $1.11b and adjusted income of $2.5m or $0.06 per diluted share. Expects FY17 adjusted diluted EPS to be $4.23-4.28 and 4Q17 diluted EPS to be $2.35-2.40.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
David J. Campisi Big Lots, Inc. - CEO and President
Timothy A. Johnson Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

CONFERENCE CALL PARTICIPANTS
Alvin C Concepcion Citigroup Inc, Research Division - VP and Senior Analyst
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Bradley Bingham Thomas KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
Laura Allyson Champine Roe Equity Research, LLC - Senior Analyst for Consumer and Retail
Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Vincent J. Sinisi Morgan Stanley, Research Division - VP

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Q3 2017 Earnings Conference Call. This call is being recorded. (Operator Instructions) At this time,
I'd like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, Emma, and good morning, everyone. Thank you for joining us for our third quarter conference call. With me here today in Columbus are David Campisi, our CEO and President; and Tim Johnson, Executive Vice President and Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results. For the third quarter of fiscal 2017, this excludes after-tax income of $1.9 million, or $0.04 per diluted share, associated with a gain from insurance recoveries on merchandise-related legal matters. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, David will start the call with a few opening comments. T.J. will review the financial highlights from the quarter and the outlook for fiscal 2017, and David will complete our prepared remarks before taking your questions.

With that, I'll now turn the call over to David.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President

Thanks, Andy, and good morning, everyone. I'm very pleased with our third quarter results, particularly given the constantly changing highly competitive retail environment. Historically, Q3 has been challenging for BIG as the business transitions out of summer months and prepares for the holiday shopping season. However, our Ownable and Winnable merchandise strategies continue to produce consistent results. Q3 comps increased 1%, which is in line with our guidance, and adjusted EPS was slightly above the high end of our guidance.

From a merchandise category perspective, we experienced a healthier breadth of performance in Q3. Furniture was up low single digits on top of a 5% increase last year. Good job to Robert and the furniture team for growing sales and gaining market share again this quarter despite some high industry-wide challenges over the Labor Day time period.

Mattresses performed best, benefiting from new product and quality upgrades to our popular Serta program. Upholstery also performed well during the quarter as the quality and styling gets better each season. And our financing options of Easy Leasing and Big Lots Credit Card continue to be important to our strategy and drive year-over-year growth.

Jennifer loves the recent change to the Easy Leasing program with $49 out the door, is using it in a much bigger basket -- creating a bigger basket.

Consumables, is next, also increased -- you know what, I skipped over Soft Home. I'm going to back up just for 1 second. Soft Home was actually up mid-single digits, up 6%. My apologies to the team. Last year with strength in bath, decorative -- or this year increased with Bath, Decorative, Textiles, Flooring and Frames. Great job by Martha, Kevin and the entire team for comping the comp with well-planned out coordinated strategies. A successful expansion of Bath, improved in space productivity in Window, and elevating the QBFV and Area Rugs, which is driving higher average retail.

And to back up one more time before we get into Consumables, Hard Home and Food, another strong performance was Seasonal, a top performer with low double digits. Congratulation Michelle, Steve and the team for another excellent quarter. Q3 represents the fourth consecutive quarter of positive comps for this business. As the team leverages disciplines of QBFV -- quality, brand, fashion and value -- which you've heard us consistently say for over 16 quarters, improving our offerings, our new fall assortment of Harvest and Halloween were very good, and the sell-down in Lawn and Garden and Summer was a major contributor along with Harvest and Halloween in the quarter.

Looking forward, Christmas trim was set in the latter part of Q3, and early indications are quite encouraging as we head into December.

And along with Soft Home, when I talked about Furniture, Martha leads both of these teams with Robert and the team and Kevin, and she's a visionary in there and a real hard driver of this business, and you can see why that's Ownable and why Michelle's got Seasonal as an Ownable business along with Food and Consumables.

And for the quarter, Consumables also had a low single-digit increase, driven by NVO reset and expansion in Over-the-Counter, or OTC, and Health and Beauty Aids, which was completed in May. Steven and the team have been diligently increasing the consistency of our offerings with national brands, and Jennifer is responding to the improvements, and you can see that in a significant way with more Neverouts.

And then I'm happy or thrilled to say that Hard Home comped slightly positive, representing the first positive comp since we started reporting the category separate from Soft Home in Q4 2013. It's a very good result given the business has been downsized in the stores as part of the Edit to Amplify for the last 3-plus years. Tabletop and Home Maintenance contributed to the growth, but maybe the most exciting change was a courageous, strategic shift in Floor Care, driven by really Martha, again, and Lisa obviously is behind all these strategies as the Chief Merchant, but a major push on shift in Floor Care to move away from closeouts, and congratulations to Bob and his team for their perseverance and hard work.

Next is Food. Food was down low single digits for the quarter. DSD, or direct store delivery, was strong driven by new in-line beverage assortments added in September, but it was offset by continued softness in the balance of Food departments, where competition, as many of you know, in the food industry continues to get more intense, and I believe we're holding our own when you look at some of the comps reported at traditional grocers.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Electronics, Toys & Accessories is next; lower than last year as the space was downsized in Spring to support future strategic growth in our Ownable and Winnable categories.

Moving on to marketing and our online initiatives. Q3 was another good quarter for our e-commerce team; operating loss better than plan and better than last year. Our team continues to do a very good job of staying focused on the crawl, crawl, walk, run strategy.

The marketing team also tested the launch and launched Big Rewards with new features and enhancements that Jennifer told us she wanted it in a loyalty program. For instance, every third purchase earns a reward. Furniture purchases over $200 qualify for a special reward. We plan to surprise Jennifer on her birthday each year with a special incentive to shop Big Lots first.

Early indications in Jennifer feedback on our "Joy to the World" holiday campaign have been very impressive. It's Joy to the World but not in a traditional voice. It's the Three Dog Night version from the '70s, the fun and energy and true joy displayed across digital, TV, YouTube, Facebook and Pandora, just to name a few, has elevated our brand and is more reflective of the brand identity we aim to portray in the future. The integration and collaboration between our marketing team, our creative agency OKRP, along with our new placement firm Media Storm, has helped us raise our game for the holiday. And I want to thank Lisa and T.J. for helping here in the absence of a Chief Customer Officer. Both of them stepped in. T.J. working bringing Media Storm in, and then Lisa really spending a lot more time over the last -- especially the last probably 4 or 5 months, but with intensity here in this last quarter to make sure that we have the right TV and the right creative briefs written for and you can see it. It's our best effort yet.

A lot of heavy lifting in Q3 falls squarely on the shoulders of our supply chain and field organizations. Product flow peaks in late September through early November and our logistics team under Carlos' leadership executed well in the increasingly difficult transportation environment. They delivered the merchandise to the field. Under Mike and Nick's leadership, the stores organization did a great job getting us set up for the holiday on time and on budget. We ask a lot of our teams during this time of the year, the peak selling period, moving into the quarter we're into right now, and the execution of our Store of the Future testing, and they rose to the challenge, all while giving Jennifer the friendly service she deserves.

So a very, very busy quarter for our team, and now I'll turn this call over to T.J. for additional insights on the numbers.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Thanks, David, and good morning, everyone. Net sales for the third quarter of fiscal 2017 were $1.11 billion, an increase of 0.5% versus the $1.105 billion we reported last year as our comp store sales increase was partially offset by a lower store count year-over-year. Comparable store sales for stores opened at least 15 months plus e-commerce sales did increase 1%, which is in line with our guidance for a low single-digit increase.

As David detailed a moment ago, we experienced encouraging indicators of the improved breadth of performance across many of our businesses during Q3. As he noted, Seasonal up low-double digits, Soft Home up mid-single digits, Furniture up low single digits as was Consumables, and Hard Home flat is more breadth than we've experienced in other quarters this year.

Adjusted income for the third quarter was $2.5 million or $0.06 per diluted share, which compares to our guidance of $0.01 to $0.05 per diluted share and last year's adjusted income of $1.9 million or $0.04 per diluted share.

Q3 is very much a transition quarter for our business as we prepare for the peak selling period of the holidays. We incur higher levels of expense as we move significant amounts of merchandise from our DCs to our stores and our field teams execute detailed in-store presentations in advance of the sales ramp-up in November and December.

The gross margin rate for Q3 was 39.9%, a 10 basis point decline from last year's third quarter rate, which was in line with our expectations. Total adjusted expense dollars were $441 million, and the adjusted expense rate of 39.7% was flat to last year's adjusted rate.

It is important to note here that the overall operating profit for the quarter was negatively impacted or lowered by approximately $2 million due to weather-related or hurricane-related costs, so a negative impact of approximately $0.03 for the quarter. No complaints, no excuses, but important

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

to understand where the quality of Q3 would have been absent those costs. Interest expense for the quarter was $2.1 million compared to $1.7 million last year.

Moving on to the balance sheet, Inventory ended the third quarter of fiscal 2017 at $1.038 billion, basically flat to last year's $1.036 billion as inventory levels per store increased 1%, partially offset by a lower overall store count year-over-year. During Q3, we opened 11 stores and closed 14 stores, leaving us with 1,426 stores and total selling square footage of 31.5 million. In the first 3 quarters of this year, we opened 19 stores and closed 25. We now believe we will end fiscal 2017 with 1,416 stores.

Capital expenditures for the third quarter of 2017 were $42 million compared to $27 million last year, and depreciation expense was $29.5 million, a slight decrease compared to last year.

We ended the third quarter with $58 million of cash and cash equivalents and $372 million of borrowings under our credit facility. This compared to $60 million of cash and cash equivalents and $363 million of borrowings under our credit facility last year.

Our use of cash generated by operations was focused on reinvesting in the company's strategic initiative to support long-term growth, including the Store of the Future and returning cash to shareholders through both share repurchases and dividends.

We expect to end fiscal 2017 with debt of approximately $130 million. In the third quarter, we exhausted our 2017 share repurchase authorization. In total for the program, we invested $150 million to repurchase 3.1 million shares or approximately 7% of the company shares outstanding at an average price of $48.04 per share, which is well below the current market price and below where we estimate the intrinsic value of our stock is.

As announced in a separate press release earlier today, on November 29, 2017, our Board of Directors declared a quarterly cash dividend of $0.25 per common share. This dividend payment of approximately $11 million is payable on December 29, 2017, to shareholders of record as of the close of business on December 15, 2017. Year-to-date, the combination of share repurchase activity and our quarterly dividend payments have returned approximately $184 million to shareholders.

Now turning to forward guidance. We have raised our estimate for Q4 income to be in the range of $2.35 to $2.40 per diluted share compared to prior guidance of $2.30 to $2.38 per diluted share and compared to last year's adjusted income of $2.26 per diluted share. This guidance is based on comparable store sales in the range of flat to an increase of 2%. The gross margin rate for the fourth quarter is expected to be slightly down to last year, and expenses, as a percent of sales, are expected to be slightly lower than last year.

In terms of our outlook for the full year, we have increased our estimate for adjusted income to be in the range of $4.23 to $4.28 per diluted share compared to prior guidance of $4.15 to $4.25 per diluted share. This level of earnings would represent a 16% to 18% increase in adjusted EPS compared to adjusted income of $3.64 per diluted share in 2016.

Our annual guidance is based on a comparable store sales increase of approximately 1% and total sales up approximately 2% to last year, as the comp and the 53rd week are expected to be partially offset by a lower overall store count. We believe this level of financial performance will result in cash flow of approximately $180 million.

So with that, I'll turn the call back over to David.

David J. Campisi - Big Lots, Inc. - CEO and President

Thanks, T.J. One thing that's not in the prepared remarks because T.J. helps me write these and I want to -- before I speak about a few thoughts in closing. I'd also like to add what really drives the strength of this whole group here that we just talked about. In T.J.'s world, you have Carlos who has -- under T.J., Distribution and Transportation, and Paul, who also has a big role in the finance world as well under T.J.'s. leadership, but you then -- well you take those 3, and you put Rocky, a soon-to-be -- a person under marketing.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

So I would tell you under that leadership I mentioned earlier with Lisa, helping us get through the quarter and T.J. in marketing. When you take a hard look at that, which as, you see, is collaboration. All businesses don't execute what we're talking to you about without Paul, T.J., and under their leadership, Lisa, Mike, Rocky. Under the umbrella of how these guys collaborate is something that is hard to explain, but the success of BIG, I believe is, we don't operate in silos. We operate together as a group, and we get things done and make decisions in a much more collaborative effort because of that.

And so with that being said, also under Mike's world, you have got Stores reporting under him, and he also has the Human Resource element of our company, again, critical role that these guys all play to make the company collaborate and very successful. And that being said, I couldn't be more proud of how this team works together in a collaborative way.

So again, with that then, I think I'll take the call over here from the standpoint of the last closing remarks. I would like to say that -- before we open the lines of communication, I'd like to share a few thoughts in closing. Q3 was another very good quarter for our company and the 16th consecutive quarter we met or exceeded our earnings guidance. I believe it's fair to say the strategies of the strategic plan or SPP, strategic planning process, continue to work very well.

At our Investors and Analysts conference in September, we discussed the next 3 years of the SPP and how we will reposition the brand. We reviewed our research to gain deeper understanding of Jennifer, our new mission to "Serve Everyone Like Family", our new vision of mission vision and values, and our new brand line: "Serve Big, Save Lots".

We also unveiled the Store of the Future and how it will bring these brand principles to life with a fun, engaging shopping experience, showcasing Furniture, Seasonal upfront as our Ownable businesses that we've talked about for many quarters; and Soft Home with prominent positioning in the store as well. The Store of the Future features improved sightlines, color-coordinated way-finding signage for easier in-store navigation, warm colors to the floors and walls, and increased number of visual decorating solutions for Jennifer, and a focus on our local communities.

An example of serving Big is our national point-of-sale donation campaign for Nationwide Children's Hospital. For the third consecutive year, Big Lots associates and Jennifers from across the country participated in the campaign to support the lifesaving work and research at NCH. Over a 4.5 week period, donations of $3.1 million were received, another successful campaign. Our associates are highly energized and engaged in this campaign to do the right thing, helping us to focus on being that community retailer Jennifer wants us to be.

Over the Thanksgiving weekend, our teams walked a lot of retail competitors, and we believe our stores, merchandise assortments and value propositions look very good; very, very good, and we are ready for Jennifer. Our Ownable and Winnable merchandise strategy with trend-right tasteful assortments coordinated across Furniture, Christmas Trim and Soft Home create relevance because they're a destination for Jennifer as she prepares for the holidays.

At this point in the season, however, it comes down to one thing, which I believe we do better than anybody and that's execution, which is all about our people. My sincere thanks to our associates in our stores, the field organization, our distribution centers and the office here in Columbus for their efforts and contributions and results for this quarter. Whether it be preparing for the holiday shopping season, planning the Investor and Analyst conference, or giving back to the communities that we serve through a variety of charitable initiatives, our team's dedication, passion, and focus enrich our culture and are a contributing factor to our strong financial results. We are One Team with One Goal, and I've never been more excited for the future of our company.

With that, I'll turn the call back over to Andy.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, David. Emma, will you please open the lines for questions at this time?

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We will take our first question from Vincent Sinisi from Morgan Stanley.

Vincent J. Sinisi - Morgan Stanley, Research Division - VP

Wanted to ask -- it was very helpful to hear the category color. It sounds like certainly the merchandising strategy is continuing to gain traction here. I guess, maybe at the heart of the question of kind of what you're seeing from your core consumer right? With some of the category color, it sounds like certainly some of the more discretionary categories -- Seasonal, Furniture -- doing very well. So with that kind of as the backdrop, how do you kind of see the consumer spending maybe so far kind of into the fourth quarter, right. Your guidance, maybe it's just a little early in the quarter, but kind of how are you seeing them? What are they responding to most? And then just kind of the general overall health there?

David J. Campisi - Big Lots, Inc. - CEO and President

Sure, Vinnie. It's David. I would tell you that -- it's a good question. I would tell you from a product standpoint, as we've been saying for a long time, it continues to get stronger and stronger. And I know you're fairly new to the story, but we don't just check the box and say we're done. We're always working on improved -- sharpening the saw, continuous improvement, however you want to look at, our people clearly understand that thinking. We talk about the SPP. We got more things coming down the road next year and then in year 3, but as we navigate through that, in the current today's environment, from a product offering, we've never looked better, and the Store for the Future is here in the Columbus, and wow especially in Phoenix, it's amazing to see a store redone and a new store here in Columbus that's a brand new store with nothing inside. The product just absolutely is incredible, and she's responded in a big way. No surprise to Furniture and Seasonal as well as Soft Home. And we're holding our own in Food Consumables, as I said, in the call, food comp -- or Consumables comped positive, and I would say that we're encouraged by -- it's early in the game, but we're encouraged by the performance in the Store of the Future and in the Food area as well as Consumables. But that being said there, when you look at the consumer thing you're asking about, she is in our stores. The customers, like all retailers, the Jennifers who shop Big Lots today absolutely love Big Lots. And when they've seen this new format, they don't even know if they're really in -- they were confused according to T.J. and Lisa and Michelle and all those. One thing, when we opened Phoenix, some folks walked out the door and had to come back in to make sure they're in the right store just from a presentation point of view. So that's very encouraging as we navigate stores for, I don't know if T.J. can tell you how many years it's going to take us. It's not going to be just 3 years or 2 years with them. Very encouraging. And again, we're seeing consistent, better traffic, albeit not enormously better than the national average, but it's pretty consistent in the quarter, we've been ahead of -- and T.J. has that number he can give you, but I would say that the -- so I would turn it to him in a second to finish, but the traffic, we're outperforming that piece. So she's seeing something that she likes. The key to the whole success of our future is how do we get new Jennifers. But again, across the board, as I said before, all these guys are humming together, so from a consumer standpoint, he'll give you a little bit of color, maybe on the small challenge from a sales standpoint that was business (inaudible), but it's not an enormous thing. But it's still, everything impacts you, but overall, we're seeing nice things happen across the board in that merchandising world. And it's critical that we continue to flow product properly and we're happy with where we're at right now.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, Vinnie, this is T.J. Let me just add on there a little bit. So I think the easiest way to think about it is, coming out of third quarter, going into fourth quarter, the Ownable, Winnable pieces of our business, particularly Seasonal, Soft Home, and Furniture that performed well in the quarter continue to have pretty good results as we start the holiday season. Though, particularly in the month of November, we were encouraged to say we were positive from a comp perspective in November, comfortably within the range of guidance that we've given for the full quarter, so clearly Jennifer is responding very positively, continues to respond very positively to Ownable, Winnable. She's responding positively to the new Seasonal assortments across categories that are set in the stores. So we're very encouraged by those key attributes. Additionally, for the Store of the Future in these new markets where we've moved those categories forward, we're seeing very good results there. So it just further emphasizes for us that Ownable businesses are key to the strategy going forward, and it's working.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Operator

We will now go to our next question from Dan Wewer from Raymond James.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

Can you provide a bit more commentary on the industry challenges in the Furniture category. If I'm looking at the data correctly, it looks like the last time that Furniture was up low single digits was the first quarter of 2014?

David J. Campisi - Big Lots, Inc. - CEO and President

Sure, it's David. It's another good question. I would just tell you, not to spend a lot of time on it, but we spent a lot of time on Furniture, obviously being our biggest business in the company. We have topped the tops. In fact T.J. and my entire team -- well, T.J. and Lisa and all from the buyers on up with the CEO and his folks from Serta, we continue to outperform the industry, and they showed us that information. That's been a tough business for a lot of folks. We're gaining some market share there. We rebuilt the product. It looks fantastic in the stores. A very small increase in price on their programs. And it's been really, really well received. That being said, you're seeing huge negative numbers come out of some of the other brands out there that I don't need to mention. But more importantly, just in retail, in general, they would tell -- they told us that we're definitely outperforming the rest of the guys out there. And that's part of our strategy of falling into Furniture and the Ownable businesses. And they definitely are saying there's some pressure. But they're looking at us, saying, we're in the sweet spot there. And you know that, that price point on a national level isn't out there. The ability to buy it today in Upholstery, same thing, all those categories, and take it home today has been a phenomenal success, along with T.J. and his team with the -- and the execution and Nick of the Progressive financing model out in the stores. And I think he definitely can give you color, if you want, on that. But you should because it's phenomenally successful driving that business.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

I think, Dan, in addition to what David mentioned, clearly, Martha and Robert and the team with newness and you see that across Upholstery. You see that with a reset in Serta, as David mentioned. You see that in Fireplaces. So while low single-digit comps for the quarter in Q3, clearly, we've performed better than that. It is important to notice the 15th quarter in a row that category is comp positive. So comp-on-comp continues to be the mantra there, and the team is executing to it. Lease to purchase continues to grow ever so slightly each quarter as a percent of the penetration. So we know that's working. The Big Lots Credit Card, we know that's working. So additionally, as we move it forward in the store, and more and more customers, it increases that awareness in Store of the Future, we're seeing outsized Furniture comps there. So we continue to think that we're on the right track in emphasizing Furniture as an Ownable category. I think from a third quarter perspective, the only thing that was noticeable softness there for us was really over the Labor Day weekend. It was just kind of very difficult across the Furniture space. Serta supported that in the top to top that David mentioned, but more broadly, when we look at other retailers and Lisa and Martha and Robert are in market, that's being verified. So had Labor Day not been a soft period for us, I think our performance there would have been more positive. Additionally, as we come into the fourth quarter, as I mentioned in the month of November, Furniture had a pretty decent month as well. And what we could use a little bit of help on if you could help us with is, is a little bit of cold weather because we do need to sell fireplaces in fourth quarter and on into first quarter. So when the weather turns, that business will turn too because (inaudible) is confident in the quality.

David J. Campisi - Big Lots, Inc. - CEO and President

When you figure out how to do that, Dan, will you give T.J. and me a call?

Operator

We'll now take our next question from Paul Trussell from Deutsche Bank.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst

Just wanted to ask a few quick ones also on the top line. One, just wanted to know, and I apologize if I missed it, but if there was any impact that's notable from a hurricane standpoint to the top line or to EBIT and, also, if you can just dig a bit more into the Food and Consumables business, particularly what you're seeing from a pricing and competition standpoint and how you think about your assortment heading into year-end?

David J. Campisi - Big Lots, Inc. - CEO and President

Thanks, Paul. It's David. I'm going to let T.J. talk to you about the numbers piece of your question because it's definitely something you hear a lot out there, and he and I and the team have a strong point of view about that on the flooding and the hurricanes, et cetera. He's got other things that were actually more impactful -- well, they're impactful. We're in a business where we can offset some of them, and then the last part of your question I'll pick up at the end.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes. Paul, so from a hurricane perspective, you didn't hear us call it out as a major challenge during the quarter from a sales perspective. And that's not because we didn't have stores that were impacted, but it's because I think our business responds a little bit differently around these types of events. So we actually see a build-up or a lift in business ahead of weather-related events like this. So as people stock up and kind of hunker down, and that happened whether it was in Texas or whether it was in Florida. And then obviously, when the event happens, traffic is tough across retail, and then people come back out afterwards. So it's very difficult for us over a longer period of time to really, with a straight face, tell you what that impact was. There's something there, but it wasn't significant enough for us from a volume perspective from the quarter. The more significant item of note, though, are 2 weather-related events. We actually had a challenge in one of our distribution centers where, unrelated to a hurricane, some -- we had some pretty severe roofing damage. And that cost us all the way up to $1 million on our deductible. And the business was -- the operation in that distribution center was impacted. So credit to Carlos and Todd and the entire Montgomery distribution center team for not letting it impact our total business. But there is a cost there, and then additionally, as stores close for hurricanes, et cetera, whether it'd be in Houston or in Florida, we have freezers and coolers like other retailers do, and those can't be off for a long period of time. So we incur costs that way as well. And that was my prepared comment that I apologize if it didn't register fully. We incurred costs of about $2 million or about $0.03 to the quarter related to the hurricanes. So that $0.06 number we posted would have been closer to $0.08 or $0.09 on a 1% comp. So I think I feel very good about how the model performed when you put those factors into consideration. And then from a Food and Consumables perspective, I'll turn it over to David there in terms of pricing and the other part of your question.

David J. Campisi - Big Lots, Inc. - CEO and President

Okay. Paul, I'll finish up here, and then we'll turn it over to next -- on the Food piece, I'm not sure all of the things you cover, Paul. I know you cover a lot. You have a big job. But I would tell you, you can't pick up something -- I get everything in each category every day, and what's going on in Food, it started really, I would say, probably I'm going to throw a number out there, somewhere about 18 to 24 months ago, you started seeing some real pressure on pricing. And I'll give you an example of that. Obviously, everybody is really kind of wondering about the Amazon purchase of Whole Foods, and Walmart has really gotten more aggressive duking everything out against them. I would say this, that in a year in New York, it's different. But most people I talk to aren't going to have somebody go into their home with Food and put it in their refrigerator for them. That being said, I tested out the Amazon website and ordered some product that's dry groceries, and it came in a Amazon sack. It came the same day, but it was Whole Foods product. So there's something going on there, but beyond that, right now, because I think that's a rounding error today, is you look at -- that means in the future it's not going to be especially with the animal in Seattle never lets up. But when you look at traditional grocery, which is what we look at, Kroger is a perfect example of what's happened for I don't know how many quarters, T.J., but many quarters for it. I think it was over 20, actually if I remember the last number, 2 years ago. Back-to-back positive comps, but they weren't at 1%. They were a lot higher than that. They've been under a lot of pressure, and I know those guys because I spent 8 years with them at Fred Meyer. They own other banners like Kroger, Fred Meyer, Ralphs in California, and the pressure there is on pricing big time. And it's not coming out of gas. It's coming out of Food pricing where you get some negative -- more negative gross margin foot traffic drivers than they've had in a long time, number one. And

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

just, I don't know, a lot of us, like me, who loves to cook fresh, I was shocked the week before leading into Thanksgiving how the prices were lower than I've ever seen them in a Kroger store. And you could see a little bit of that in Whole Foods, too. That's really the benchmark I use, and then they're right back up to beating the heck out of each other on pricing. So it's all about price right now. And it's -- certainly our in-stocks are good on dry grocery, and so it's not that. It's not -- it's an industry thing of duking it out for market share, period, using price as the driver.

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst

Just a really quick follow-up, T.J. I believe you reiterated fourth quarter guidance for gross margins to be down slightly. If you can just give us the puts and takes on that because, I believe at the Analyst Day, you were more optimistic and positive about the ability for gross margins to expand over time.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, I think, 2 very simple factors there, Paul. I think it's unique to fourth quarter. If you go back and look at 2016, our fourth quarter margin rate was up pretty significantly. There's 2 factors that play in fourth quarter. I think first off, we had a shrink adjustment last year for very favorable store-level inventory results. We're not currently forecasting that same level of adjustment or favorability in fourth quarter. We'll know that after the January (inaudible) at store level. And then the second piece, I think, some of the difficult-to-quantify impacts of some of the hurricanes and other things are the inbound transportation rate market is becoming tighter and tighter and price is a challenge there, too. So it inhibits our ability a little bit to be more bullish on margin rates going into fourth quarter. We need to get our product in. And we need to get it out to stores in the most efficient way. But -- and sometimes the pricing market is a little prohibitive that way. But having said all of that, we feel very good about the month of November and where we sit from a volume perspective. It gave us a little more confidence in looking at the full fourth quarter, both based on November results as well as November selling in some of the key categories. So that's kind of where we stand for the fourth quarter, Paul.

Operator

Let's take our next question now from Alvin Concepcion from Citi.

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst

Just curious about the Store of the Future locations. What kind of comp lift are you seeing there? And what do you expect in 2018? And as a follow-up to that, I'm also wondering about e-commerce learning so far. And into the fourth quarter, I'm curious about the in-store purchase and basket and how it compares to the in-store purchase and basket and frequency, basically?

David J. Campisi - Big Lots, Inc. - CEO and President

Thanks, Alvin. I think T.J. and I'll tag-team on this. Obviously, he handles the construction side of Store of the Future; and Mike, on HR; and Nick, handles the execution. And they travel. I went with them to South Carolina on that list, and Phoenix is done, also you got 2 done, South Carolina, and I believe Austin, Texas, will get started the first of next year, very early. I'm very pleased. We all are very pleased. I'm going to let T.J. speak. I don't think we're going to share you specifics on the comps. I would just have him tell you that it's outperforming the company, and we're happy with that. But I'll have him add color. On your questions about e-com. We're still in the crawl stages of volume that doesn't have, from a sales point of view, really an impact. I would say we are still working on some of the questions you asked about -- is it bringing traffic to the -- the answer is, we think so. We all talk around here about think isn't good enough. So we know we got more work to do to see because we have a really nice beautifully done e-commerce website. Our team is very passionate about it. It looks fantastic. And intentionally, as you well know, T.J. and I've spoken to you and many others about why we're not willing to just run with this side of the business for all the reasons that nobody thought about until, what, 3 years ago. But with that being said, I'm very pleased with the team, but that traffic to the store thing from the site, T.J. can talk about that, too, but he can talk a little bit about both of them.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, Alvin, let me start with your first question first. So nice try, but we're not going to quantify the comps just yet for Columbus and Phoenix. I would just say it this way. Most -- every major data point that we're looking at from a financial standpoint is positive. We're very encouraged by it. Sales are good. We're seeing nice lifts in all of the stores. Any store that's not getting a lift or is an outlier, we understand the why. And it's usually something that's external or outside of our control. So I feel very good about Columbus lifts. I feel very good about Phoenix lifts. I also feel good about the fact that actually Phoenix is doing better than Columbus. And the important thing to mention there -- the important reason to mention that is, it's 2,000 miles away from where we sit. So sometimes, as David has mentioned, many, many times, as you get further from home, it's a little more difficult to check in and make sure we understand what's going on. But, in this instance, we've got a great team on the ground out there 2,000 miles away, and they're doing a great job in Phoenix. So I feel very good about that. It's also important to mention that Phoenix was a little bit older market, a little bit more tired than Columbus that's had some more recent store openings. So as you think about the chain and the markets across the country, we probably have a lot more stores that look like Phoenix did than Columbus. So that's encouraging for us. I think too, as we've moved those 3 categories forward that you saw at the Investor conference, Furniture, Seasonal and Soft Home is an absolute -- absolutely the right decision. Those categories are significantly outperforming the store where there was a little bit of hesitancy about moving Food and Consumables to the back of the store even though it's only 10 or 12 steps further than where it used to be. Moving Food and Consumables to the back of the store doesn't seem to be all that concerning to Jennifer and isn't necessarily negatively impacting the business in total. So that's a net positive for us. I think additionally, we've actually done -- so get away from the quantitative piece a little bit and move to the qualitative, we've done some consumer research with our friends at Alloy, and we shared that with our board earlier this week, and there's a significant amount of very positive feedback directly from her shopping along with Alloy in the store. So we've learned a lot in a very short period of time. And it's been another example of cross-functional alignment that David mentioned earlier from all parts of our business. Nick and the Store's team, the Real Estate team, the Merchants, Martha and Michelle and Allocation with Craig have done a great job of keeping these stores in business. So I would just ask you to continue to give us time in understanding that. But all data points that we're seeing to-date are still very, very positive. So positive that what we talked to you about in September in terms of a rollout schedule for 2018, between remodel stores and Blend-and-Extends and new stores, we're starting that process as early as post-holiday with the next 2 markets. So we feel very good about where we sit with store of the future. Let us get through the holiday season and see how these stores react because holiday in November and December is a much different animal for us, and it's important we understand that before we communicate anything further in terms of results. I guess I would just echo on the second part of your question, what David mentioned, we're encouraged by the good work that the e-com team has done. Volume is building, which is what we have expected. The operating losses, I mentioned, was down in the third quarter, just like it was in the second and the first. So the trend right there is every bit as good to our guidance if not a little bit better for the operating loss to decline year-over-year. And the team is making really good progress. So I don't think there's much else that -- of a material nature that we can talk about really [other than that].

David J. Campisi - Big Lots, Inc. - CEO and President

One last thing I would just add. Great call-out on T.J.'s part on reminding me of exactly what I say all the time and what that means about the further away is I think all of retail has a challenge and has forevers. Everyone's -- there's no local retail anymore like the days of -- I hate to admit how old I am, but where you had local department stores, and you could check those 25 or 40 or 50 stores. But I will say this, I said it earlier, and he's right that the further away you get, it's always more challenging because, right in our backyard here, we're here. It doesn't mean we're perfect here or across the country, but we're darn close. And I'll tell you why, one reason, execution. And between Nick and his team out there and Mike with HR and all the product line, but more importantly on a day in and day -- because we've added to the SKU count in a huge way, the stores can actually do better and, to T.J.'s comment is right on the money, I honestly didn't know how this was going to happen. Again, we -- it's about the people and our execution out there. We used to do like many retailers still do, a stealth visit, fly in and the whole market would be a 911. It's not like that anymore, and it's all about that. So that was a great call-out then. We're proud of our folks for that.

Operator

We will now go to our next question from Patrick McKeever from MKM Partners.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst

Question on closeouts. And I'm wondering if you've seen much change in closeout availability, the types of products that are out there, pricing, the vendors, those kinds of things, just given all the store closings across retail and some of the vendor dislocation?

David J. Campisi - Big Lots, Inc. - CEO and President

Patrick, it's David. And certainly this is another one where T.J. can add a little here, too. To me, we just talked about this -- about our board. Some of the -- I'll start with the areas that we buy closeouts and you know what those are. You and I -- and T.J. and Andy have spoken to you many times. And I called it out in our Investor conference in September is Food and Consumables, primarily. In fact, that is it is Food and Consumables. And I would say in the Food industry, the availability's not changed significantly at all. Where it's -- I believe someday it will. That's why I've said to you many years ago, the world is changing, technology is -- so your big guys in Consumables -- and I think you know who they are, I don't need to mention them -- but the big players with the big brands, they finally figured out how not to overproduce and also, more importantly, not change the shape and size of the -- and the [ounce] on their products every quarter or every half year or whatever. And they've got a model that they tested. It's working. So from a strategic point of view, the availability there in that area is down significantly from the standpoint of where it used to be. I would say, T.J. -- if Lisa and Michelle and T.J. were talking about that, they'd tell you we just talked about it literally yesterday or the day before --in some cases, the branded guys were doing both. In some cases, some areas, the availability is so few and far between that we have to -- we're offsetting the numbers, as you can tell, but certainly, there's an impact there from a distribution point of view and availability. But as T.J. and I consistently told you and everyone else, my belief 4.5 years ago studying the company and as I got further -- is you can't live and die by that, and he tells you, 16 consecutive quarters of meeting or beating is consistency on a business that's pretty mature compared to some of the other guys who are in that space. So I think that we understand what we got to do, but that's what's going on there, and we're not having that feeling. In Food, it's more -- it's not about closeouts. So T.J., anything to add to this?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes. Patrick, I guess I would just remind everybody that we used to buy closeouts in a number of different categories in the store outside of Food and Consumables, and we walked away from that business. And all that happened was our business got better. So Soft Home is a great example. We used to buy much more closeouts in Hard Home. You just heard we had our first positive comp in a number of years in that category. So I think, let's give our merchants a ton of credit here for really going out and sourcing first quality goods and providing great value in some of those other categories. Now we still have closeouts in Food and Consumables, albeit, at a lower rate than we used to. Jennifer has told us loud and clear she wants us to be more consistent. We're doing that. But I think, moreover, the important thing is we're still very, very price competitive. Actually, you and a number of your colleagues out there do price comparisons, and it shows us that, and it shows investors that, which is very positive. But I also think the challenges -- or if there is a shrinking environment in terms of closeouts for Food and Consumables, is just another good reason why our strategy around Ownable and Furniture and Seasonal and Soft Home was the right shift 2 or 3 years ago. Jennifer sees great value in those categories in the store. It provides full solutions for her to decorate her home, and it was a great move to really focus there. And that's where our core strength is right now. So Food and Consumables, very important business. It's roughly 1/3 of our business. No one's suggesting we're moving away from that whatsoever. We're going just as aggressive there as we are in other categories. But with Jennifer being able to further differentiate Big Lots going forward, it's really that Ownable piece of Furniture, Seasonal and Soft Home.

Operator

We'll now go to our next question from Bradley Thomas from KeyBanc Capital Markets.

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

David and T.J., and congratulations on the strong execution here. A quick housekeeping item and then on a question on the Furniture category, if I could. T.J., just on e-commerce, it sounds like no change to your sales and operating income assumptions from e-commerce but just wanted to clarify from a quantification standpoint if there were any changes.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

No. If anything -- Brad, that's a good question. If anything, those -- the assumptions around e-commerce each quarter have gotten a little bit better for the full year. So I would suggest we're trending more towards the better end of the guidance for e-commerce on an annual basis that we gave you at the beginning of the year. So again, good job by the team. We're incrementally getting a little bit better each quarter.

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Great. And then hoping to just circle back to the Furniture category again. It looks like maybe it slowed a little bit from the cadence in 2Q. Clearly, still a bright spot for you all and a growth driver for you all going forward. But I was hoping you just talk a little bit more about the cadence of the category and how you're thinking about it, growth opportunity and the likelihood that this category could potentially accelerate back to mid-single digits on a more consistent basis? And any color on how Easy Leasing is performing for you and if that's accelerating or decelerating.

David J. Campisi - Big Lots, Inc. - CEO and President

Good question. I'll take part of that, and let T.J. talk about the phenomenal weekend -- week, I should say, we had every day. But last week was exceptional with Progressive. But back to the original part of Furniture. Brad, as you know, we've -- both of us -- all of us have consistently told you, it's Ownable. And I -- you can -- again, we're not going to share comps, but we can just say like in the Store of the Future bringing it center -- right in the front there with a different flooring than most of our discount competitors do by far and away, along with that strategy is -- we think it's --it will continue to be a key driver. And again, T.J. told you, we -- you mentioned second quarter and then the third quarter was all Labor Day primarily and a little bit of post-Labor Day. But really significantly was that hit. We still did a lot of volume, otherwise that comp would have probably busted through the -- into the high singles. But I believe that -- as I said, our key suppliers, whether it's the United Upholstery guys or Serta and so on, when you look at that and Simmons and then we build our fireplaces, that's like what T.J. said, we offer tremendous value. So that's our product. But when you look at that, we're outperforming the industry. And I think you probably know that based on some things you cover. And we will continue to get better when we roll out Store of the Future each and every year. It certainly is going to be larger in '18 and '19 than it was in '17. This is going to have an impact in growth driver there as well as this customer and a lot of the store that's not in the front of the store. So we feel really good about that. The response there has been fantastic. And again, outperforming the industry, we don't see -- we see nothing but upside there. And even with that being said, with Furniture not in the front of all 1,480, whatever the store T.J. net-net-- Progressive's doing a heck of a job of driving volume in there now. It's not the whole thing he can tell you, but it certainly is a significant number. So that customer who needs that kind of financing is coming to Big Lots. And again, we have a strategy that will continue to become bigger with the "Buy it today, take it home today!" It matters to that piece I think T.J. should talk to you about the other piece because it's critically important because you know what, between his team and Stores, that execution, he tracks that daily. And we know what's going on out there, and it's getting better. And I just think it'll continue to get bigger.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes. I think David covered most of it, Brad. I mean, the noted softness was around Labor Day. Actually, as we came out of September into October, October was a pretty decent month from a Furniture perspective, better than August and September. And as I mentioned, Furniture comped again in November. So newness matters. Yes, Progressive is an important part of the business, but it's still 15% or 16% of the business. The other 80% to 85% of the business is about Martha and Robert and the team providing great quality product every day. So we're very confident in the Furniture team and the strategy. And again, if you could help us out on the fireplaces with the cold weather, we'll take it. That's all good. The quality of what we've delivered is new. The team feels very good about -- and Jennifer is responding. And I wouldn't underestimate the power of all of our store teams that are focused on Furniture. They know for them to be successful and to make their bonus on a quarterly basis, they have to win in Furniture; they have to win in Seasonal; and they have to win in Soft Home. So the Ownable strategy, front and forward, is really, really key, and everybody gets it.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President

Last thing, and then we can move on is like what T.J. just said is that's the second time he's mentioned to Brad and someone else about the weather card, if you can help us with the weather and I'm just chuckling over here because you guys know we've told you this, T.J. and I talked to you guys about it many times, our folks know this and is that we can't control -- I talk -- people ask me what keeps you up at night and I say the 4Ws; weather is the number one. and I can't control that. But if you can add some magical thing there for T.J., let him know, and I would be thrilled. And the second one, obviously, we talk about is Washington and Wall Street or maybe Wall Street probably -- well, let's see. It might actually be last now. It was -- you got the craziness in the world going on, too. So we can't control those things. But the weather one definitely is out of our control, but we kind of keep some people so you should be happy that weather has been warm, well, yes and no. So your cold weather categories, albeit, thank god, we exited apparel 5 -- 4.5 years ago, whatever, because we're not in that, but it does have impacts on things like heaters and fireplaces and bedding that's winter-driven type of categories, and there's some other businesses. I could go on. But it's not -- it's significant, but in the scheme of things, we think we do really well with even weather in our face.

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

That's very helpful, guys. T.J., just a quick accounting question for you on the -- when you do the remodels, can you just remind us how that'll affect same-store sales next year? I assume you take them out of the comp base when you're doing a remodel. Do they go back in when you're done?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

No, they stay in the comp base, Brad. The only reason for us to pull a store out of the comp base is if we actually expand the store. I think our threshold, if we expand the store by more than 20%, we pull the store out of the comp base for that 12-month period. But a full remodel will be included in the comp base. And I think that's fairly consistent with how others treat store remodels.

Operator

We will now go to our next question from Anthony Chukumba from Loop Capital.

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - SVP

It's a bit of a follow-up to Brad's question on Progressive and then also the private-label credit card. Just any -- want to see if there's any changes or anything to call out on Progressive from either an acceptance perspective, I guess, approval perspective as well as a credit limit perspective. And then the second question was just on private-label credit card. You mentioned that Progressive's penetration is, call it, 15%, 16% in Furniture. I was just wondering what the penetration was in the private-label credit card at this point?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes. Anthony, it's T.J. Thanks for the question. I think from a Progressive standpoint or Easy Leasing, again, the number varies from week-to-week a little bit, but I would think it was more in trending in the 15% to 16% range on an annual basis so ticking up ever-so slightly each quarter. And we really think in the last 90 days that the move to a simplified approach on that initial down payment to $45 has been a big, big win for us and a big, big win for them, and, probably more importantly, Jennifer loves it. So I wouldn't necessarily think of it as an approval enhancer, but it helps her build the basket. So our approval rate still trends around about 70%, which we're very happy with, the big movement with Progressive and specifically with Furniture. But right now also growing in Seasonal, which is very encouraging, the bigger growth opportunity is building out that basket. So you followed us for quite a while now and you remember when we first launched the program, our approval rate was probably in the mid-60s and the basket was probably in the low $600s. Now the approval rate's moved up higher to around about 70% and basket now is, on many weeks, $700, $750 or more. So that's really been where the big move has been. From a private-label credit card perspective, I think of that a little bit differently. The overall impact of the Furniture program is a lot, lot smaller. I mean, you're talking about a maybe a low single-digit number

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

there. But more importantly, it wasn't necessarily seen as a Furniture enhancer, although we'll take that when it happens. But more importantly, it was another form of financing for Jennifer. And once she's approved and has card in hand, she can use it in the entire store. So it was more -- I'd say, more strategic for the store than it was for just one category. Net-net, we're happy with both programs. We found the right partners. The store teams have fully embraced both programs. Mike and Stella and their teams and HR have done a great job from a training perspective along with the Stores team. So again, back to my comment earlier, very similar to Ownable, Winnable. Our teams understand, to be successful in big-ticket product, particularly, they have to be successful in Easy Leasing, and they have to be successful opening credit cards.

Operator

We'll now go to our next question from Laura Champine from Roe Equity.

Laura Allyson Champine - Roe Equity Research, LLC - Senior Analyst for Consumer and Retail

It's on the footprint for next year and beyond. As you look at, having developed your new Store of the Future format and real estate availability, which is probably pretty decent, do you think that it's time to start growing the store base or even just keeping it flat compared to the recent declines in square footage we've seen?

David J. Campisi - Big Lots, Inc. - CEO and President

That's a great question, Laura, and I'll let T.J. make -- take most of it. I would tell you that from a standpoint of where to go, T.J. and his team in real estate, we haven't added a lot and -- we've added new stores. But like as an example, when T.J. and his team take a look at -- whether it's Phoenix or whatever, I think what we closed 4 stores in that market that they weren't worth spending the money on. And he'll tell you more detail than that. So as he and his team have sat down with myself and said this is what we want to do in '18, they looked at all those components. Relos have been phenomenal, and the relos, depending on the market, but overall, the strategy that he and his team put in place, we're really careful about what we own, what's not worth spending the money, but he's jumped on stores and that team has that -- and new locations that have been really, in some cases, performing at a high level. But he's got much more detail than that. I would just tell you that we're humming in that group and obviously, they work with the Store folks through the regionals and district team leaders to get their opinions, and literally, we go through every single store. But on the store of the Future, extremely confident in the program that these guys have developed, but I'll let T.J. talk to you about '18.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, Laura, there's really not a material update to what we shared at the Investor conference 60 days ago on this topic. I think at a high level, we talked about opening more new stores in '18, '19, '20, than we have in '16 and '17. Although, I think, we would be challenged to get to a point where we would open more stores than we close. I think our big, big opportunity is to relocate stores in markets. So obviously, you have an open and a close there. So I do think it's a good goal for us to try to be, I'll say, net neutral on open stores and new close from a volume perspective because, to David's point, we've had very good success of late opening some higher-volume stores or volume stores that are above the company average in good markets and in good locations. So I don't necessarily see us as a net count grower, but I see an opportunity to kind of flatten out the volume differential or potentially grow the volume as we open better volume stores. Let me pivot back, though, to Store of the Future and really the number of projects going on in 2018 because, I think it's important to understand and it was part of your question. So we're still of the mindset to remodel about 125 stores. That's consistent with the Investor conference materials from 2 months ago. We still believe there's an opportunity to open about 30 new stores next year, and we still believe there's an opportunity to do a Blend-and-Extend scenario in about 25 stores. So the importance, when you add all those up, you've got about 180 stores that will be in the new Store of the Future format. That's about 15% of the fleet and pretty good work in a 12-month period. So nothing's changed in that regard. We're focused on that as part of our operating plan that we shared with the Board earlier this week. We had very healthy dialogue around Store of the Future and the results, both again, from a quantitative and qualitative standpoint. So we're moving forward as advertised for 2018 on real estate. Hopefully that helps answer your question.

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Operator

Our next question now comes from Matthew Boss from JPMorgan.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

So a larger-picture question. If you broke down the same-store sales improvement that you've seen over the past 2 years, I guess, has it been greater spend from your existing core customer base? Or have you seen an expansion in the income demographic that's shopping the stores?

David J. Campisi - Big Lots, Inc. - CEO and President

Yes. Matt, I don't know that we can suggest that we've seen an expansion from an income demographic perspective. I do think I'll look at it a little bit differently. I do think we're seeing evidence that we're doing a better job against that more infrequent customer. So the core customer, she loves us and continues to shop us often and be a big, big advocate. However, I think where we're making a little bit more progress is against that infrequent customer who might have only shopped us once or twice a year and who is now shopping us a little more frequently and at a bigger basket than some of our core customers. And that's information that comes from our Rewards program, our loyalty program, which I do think it's important to note. We kind of glossed over it in our opening comments. We relaunched the Rewards program to our stores and to Jennifer during the early part of fourth quarter, and we've seen very, very positive results. We simplified the program. We had tested it against her in a number of markets, saw sales lift, saw sign-up lift. So we think that it's a nice enhancement as we go through the holiday season and hopefully gives us a little extra leg of growth as we go into next year. So that's best information we have, Matt, on how the different types of customers who shop our stores are responding.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

Great. And then just a follow-up. T.J., as we look to next year, I guess, how best to think about the comp needed to leverage SG&A just in light of some of the investments that you've outlined? And any high-level insights on the overall algorithm into next year?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

No changes since the Investor conference, Matt. 60 days ago, we talked about really the leverage in the model coming from a slight increase in the gross margin rate. And that the comp needed to leverage SG&A would increase off of flat and probably be more in the 1% to 2% range. So nothing's changed in that regard. Again, investments in stores primarily, but also new distribution center in California is in that 3-year plan. And obviously a move to the new office here in Columbus is in that plan over a 3-year basis as well. So nothing's changed in that regard. Nothing's changed from a merchandising perspective in terms of Ownable and Winnable being the key elements of the strategy, which will help drive some of that gross margin improvement. So no changes from 60 days ago.

David J. Campisi - Big Lots, Inc. - CEO and President

Yes. And just one last thing, and I'll move on as to that question is, we know there's big opportunity out there for us to -- T.J. is absolutely right on it. We've done the research outlay. It shows we have customers from almost every income, and some would surprise you at how much they make. And they know the value proposition where we feel the opportunity that we'll be working on in '18 and beyond '19 is -- we talked to the Board about this yesterday and with them a little bit is -- and in our environment today in retail, as you well know, it's very difficult. So we're 16 consecutive quarters comping, I think all but one, but meeting or beating guidance on every quarter. But once we figure out of putting a strategy in a place, and that won't happen in '18 and '19 fully, but certainly, a plan of how do you strategically position our brand with how -- you didn't -- and I don't think you -- were you here? You weren't here. But you didn't see the Store of the Future or have you?

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

I've seen it, yes.

David J. Campisi - Big Lots, Inc. - CEO and President

So as T.J. clearly said, she loves us. Now she may be getting more frequency, and that is critical to do. Simultaneously, we need to put a strategy together that says how do you over the next 3 years -- 3 to 5, whatever, the brand identity thing is powerful. Again, what it tells you is, our shopper loves what she's seeing, even in the infrequent ones. And if so, that's great. Let's get more of them. But then in the future is, how do we get more new customers? A lot of retailers would say that's not easy to do. Well, I agree, but most of the guys out there in this space, that customer knows who they are. Two of them sell everything under the moon. And then with Big Lots, candidly, T.J., Lisa and the whole group and all the merchants, everybody across the board love what we're doing. However, that's great. So when we advertise -- print is a necessary evil. We know we've got some opportunity in marketing in areas that we're just dabbling in, and then there's some other things that we just need to put a plan here that says our brand identity, the image that we had is good for the customers who love us, the ones who, people that -- they never shopped us because they can't -- they have that identity thing of the store full of stuff, right. And T.J.'s keyword is consistency. And we talked about that. This team had the courage and the confidence to take that direction and say, we can do this. And I got a curious bunch. So that piece of product-wise, execution-wise, but we got to figure how to tell the story and get new customers, and that's going to be a focus, too. And you probably say, well, how do you do that? Well, we're going to figure it out because we're different than the other guys. We completely turned this model upside down. That's great. But the person that doesn't know who we are, doesn't know that. So much more to come. We're excited.

Operator

We'll go to our next question from Joseph Feldman from Telsey Advisory Group.

Joseph Isaac Feldman - Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst

One follow-up and then one other just kind of longer-term question, but I guess, the follow-up first. With Furniture, can you talk a little about -- I know we've all been asking about the comp trend, but how do we think about it on a go-forward in the sense of, you've said, T.J. I think it's been positive for basically 15 quarters in a row, and it's obviously been a very strong area, and I know it's a big centerpiece of the Store of the Future. But how should we think about it given that it's a little bit more mature at this point? Should we think about it as more of a low to mid-single-type growing business versus mid-to high single as the past couple years?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, I guess -- Joe, I think this is year 17 for me and, for 17 years, we've received the question of how you're going to continue to comp in Furniture. So it's been a very consistent business for us for longer than 15 quarters. And I think from our perspective, what we talked about at the Analyst Day was really a low single-digit comp for the company and that Furniture and Seasonal and Soft Home would have to outcomp the total store. Nothing's changed in that regard. We didn't speak to specifics around mid-single or high single or low double digits or anything like that. We know that we need to win in those 3 categories. We've been winning in those 3 categories. Store of the Future gives us more confidence we will continue to win in those categories, including Furniture. So one of the most interesting pieces from customer research is, the -- I'll say, the elevated level of good, quality perception from Jennifer in Store of the Future as it relates to Furniture because she can now see it at the front of the store and has an opportunity to experience it in well-designed vignettes, et cetera. So we're going to continue to work on those things and how we present Furniture sales training 2.0 took place during third quarter as well. So it's really a multifaceted approach to continue to drive not just Furniture, but all Ownable businesses. So the maturity question, I'd say, we focus less on. Really, Martha and Robert and the team, along with Lisa are focused more on how do we continue to elevate the quality. How do we continue to elevate the value in the fashion piece of Furniture to really continue that comp growth going forward? And you said you had a second question?

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

Joseph Isaac Feldman - Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst

Yes, that's really helpful, T.J. The other one, I know it may be a little soon to -- for you to provide any color, but as we think about next year, are there any variables we should consider that we're going to have to anniversary in terms of operating profitability and maybe the gross margin, SG&A, any of these kind of onetime things. Like for example, I know the hurricanes, you should kind of get that $2 million of expenses back next year in the third quarter. But any other things like that we should think about?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

I would suggest that going forward into '18, there are going to be small items that we anniversary, not to make light of $2 million, it's a big number. But I guess, from our point of view, there hasn't been anything that's rose to the level of -- and activity that happened this year that we had to non-GAAP or that was material enough to kind of move the needle where we had to non-GAAP something to really tell a clearer picture. So we --that's part of running our business. We have little bumps in the road, and we have surprises to the good in the road every quarter and really making sure that we can manage the entire P&L. We've been able to do that. So I'm not aware of anything significant, Joe, as we look to 2018. Other than the -- as advertised, 53rd week for all retailers, is something that, as you think about next year's growth, right, you have to factor that out. But other than the 53rd week, Joe, that's -- there's nothing that's overly concerning from that point of view.

Operator

We'll take our next question today from Peter Keith from Piper Jaffray.

Peter Jacob Keith - Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

So just 2 quick questions. On the, we'll call it your Furniture, Seasonal, Soft Home, there's been a growing drumbeat of those categories moving online in recent months, not just for the pure play e-com guys but also some of the traditional brick-and-mortar people pushing more aggressively. So how do you think about making investments to move those categories for yourself online or perhaps on the other side, do you think your core customers a bit more credit challenged and you can invest more in the store to enhance the experience there. My second follow-up question is just on hurricane. Is there any rebuild benefit that you've been seeing here in recent months to maybe in Houston that's benefited certain categories?

David J. Campisi - Big Lots, Inc. - CEO and President

Peter, I would take part of that. T.J. wants to add on there the second piece. But I would just tell you that I spend a lot of time in our competitor's stores with some of my executive team focusing on what they're doing well. And then, obviously, that's where the whole Ownable thing came up with was Furniture -- yes, everyone sells furniture in brick-and-mortar -- I'm sorry, the guys that sell furniture in brick-and-mortar like in RH, the whole Restoration Hardware group and a few other. There are more premium guys, okay, so their price points are higher. And they have their online presence that's pretty good. I don't know what their penetration is. I'm sure I could -- well, it's hard to figure out RH because of all the other brands that they own underneath them. But when you look at beyond that, you look at our competitors in brick-and-mortar, when you go into their stores, you don't see those categories that we carry because they are focused on categories candidly that I don't believe in that we edited. In fact I was with T.J. not that long ago, and I was pointing out where -- in our size box you can't be all things to everyone. And even in those big ones, it's confusing because there's so much. You can't be in all categories. But when you look at online, though, it's all different animal. The word is that Amazon is going to expand their Furniture offerings. I've gone in there and I've not seen it. The way that you see Wayfair for sure. So they're probably going to crack that code, like they have everything else. But today I don't see that. But Wayfair on the other hand is definitely somebody we talk about every single week. And I watch their website, and I have done a few test orders to see if the smoke and mirrors on free shipping is real and stuff, and it is. But I'm going to tell you something. As you both know, part of the reason why we are in that crawl mode, again, I want to make sure you understand, very critical to what our future looks like, but today when you look at trying to do online and big, heavy ticket like they do, and you're doing it with free shipping and the stuff weighs, god knows, I've talked to T.J. and Carlos in Distribution and Transportation, you're never going to make money because the stuff -- the shipping costs on that is huge. And this is where T.J. can give some -- he spends a lot of time with

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DECEMBER 01, 2017 / 1:00PM, BIG - Q3 2017 Big Lots Inc Earnings Call

the team and Lisa on that category with those they're not -- you guys know their numbers, I mean, everybody knows. They get a free pass when it comes to one side of the equation. Okay? That's kind of a difficult model for guys like us. And I think you know that. So all the reasons why we think we're all over that. But again, the rest of it, definitely they -- the local guy -- or not the local, the national brick-and-mortar guys also do some interesting things on shipping, too. So...

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, Peter, I guess, I'd think of it this way. So the 2 best categories online for us have been Seasonal and Soft Home. And Seasonal, in particular, she sees high quality, high value there as she does in Soft Home. Those have been 2 key drivers of the e-com business and each of those for very good reason. The Furniture piece, we have small parts of our Furniture business online. And we're going to test different ways of putting other product online. But as David mentioned, it's really about the shipping piece that we're testing as much as anything. Because we want to make sure that if we put the product online, we've got a reasonable chance of making money with it. But Seasonal and Soft Home will be the key drivers there and something that you should probably spend more time focusing in on and Furniture in kind of test mode as we go into 2018. That doesn't require -- to the first part of your question, that doesn't require significant investment or significant capital investment. The rebuild efforts, the second question that you asked, again, is it happening in Houston? Is Houston one of our better comping districts? Certainly. Is it enough to drive the total company? No. So it comes back to -- our business responds a little bit differently to those type of weather events. You see some build up or stock up. You see people go away when the weather happens and then you see them come back out. So nothing significant enough that rises to impacting the total company, but certainly in some stores. So hopefully that helps you understand a little bit better what's going on as it relates to weather.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Okay. Thank you, everyone. Emma, will you please close the call with replay instructions?

Operator

Certainly. Thank you. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern Time today. The replay will end at 11:59 p.m. Eastern on Friday, December 15, 2017. You can access the replay by dialing the toll-free U.S.A. and Canada +1 (888) 203-1112 and enter replay passcode 8562612 followed by #. The international, +1 (719) 457-0820 and entering the replay passcode 8562612 followed by #. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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